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                       HARNISCHFEGER INDUSTRIES, INC.
              (Name of Registrant as Specified in Its Charter)

     PORTFOLIO FF INVESTORS, L.P., PORTFOLIO GENPAR, L.L.C.,  TRINITY I
      FUND, L.P., TF INVESTORS, INC., TRINITY CAPITAL MANAGEMENT, INC.
                            AND THOMAS M. TAYLOR
(Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

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                            TRINITY I FUND, L.P.
                        201 Main Street, Suite 3200
                          Fort Worth, Texas 76102



                                May 5, 1999



Dear Harnischfeger Stockholder:

     Enclosed is a Consent Statement asking stockholders of Harnischfeger Industries to support the following three proposals which we believe will enhance long-term shareholder value:

- Amend the Bylaws to require the Board to submit all significant (generally transactions with a value of over $100 million) merger, restructuring, joint venture, or similar transactions to a vote of stockholders for their prior approval;

- Amend the Bylaws to separate the offices of Chairman and Chief Executive Officer and provide that the Chairman be a non-management (i.e. not a current or former employee) director; and

- Amend the Bylaws to permit stockholders holding not less than 25% of the Company's voting stock to call a meeting in a timely and straightforward manner between all shareholders of the Company and the non-management directors.

     We have not, however, made any analysis or commissioned any report that would indicate that these specific proposals or similar proposals would have any effect on stockholder value. There can be no assurance, therefore, that the Company's performance will improve or that stockholder value will be enhanced as a result of this solicitation.

     You are most likely aware that the Company, in response to the filing of our preliminary Consent Statement, has adopted three Bylaw amendments that the Company claims differ only slightly from our own. Although these amendments are loosely based on the three proposals contained in the preliminary version of our Consent Solicitation that was submitted to the Securities and Exchange Commission last month, they have been diluted to a degree that renders them, in our opinion, entirely inadequate.

     Our first proposal would subject transactions in excess of $100 million to a shareholder vote. In contrast, the Company's asset-driven approach would permit the Company to pursue, without a shareholder vote, transactions in excess of $700 million, based upon the Company's most recent financial statements. This equates to over 150% of Harnischfeger's equity market capitalization based on yesterday's closing stock price. With respect to our proposal to separate the offices of CEO and Chairman, the Company's proposal to review such a separation on an annual basis and to recognize the Chairman of the Corporate Governance Committee as the lead member of the non-management directors ignores the fact that the purpose of our proposal is to provide an immediate and independent check on a management team that has failed to create value for shareholders. On its face, the Company's Bylaw amendment allowing 25% of shareholders to call a meeting with non-management directors is similar to our third proposal. However, the Company's amendment contains procedural requirements, including a waiting period of as much as 45 days or more, that could greatly reduce the effectiveness of the proposal. Since shareholders are most likely to request access to the board when they feel the value of their investment is seriously threatened, the waiting period could render the proposal useless precisely under those circumstances in which it is most crucial. The goal of the Consent process and the proposals we are asking you to support is to transform the Company's newly-adopted Bylaw amendments into meaningful measures that will protect and enhance shareholder value.

     Our decision to put forward the three proposals described above comes after a nearly year-long effort to engage in a constructive dialogue with Harnischfeger management and the Board of Directors regarding the Company's operations and stock performance. Troubled by the approximately 65% decline in the Company's stock price during this period, members of my organization and I attempted on numerous occasions to understand the Company's long-term plans and to urge the Company to adopt reforms that we believed would help restore confidence among the shareholder base. Our written exchanges with the Company on these topics are detailed in the enclosed Consent Statement. Unfortunately, these efforts can be characterized as non-productive, at best.

     It was one of the more recent exchanges with management that motivated the current Consent Solicitation. After learning that the Company was in receipt of a premium-based acquisition proposal, we requested a meeting with all the non-management directors to discuss how they intended to evaluate this proposal. During this exchange I made it clear to the Company's CEO, Mr. Jeffery Grade, that unless such a meeting were arranged, we intended to proceed with a consent solicitation. A few days later, we received a letter from Mr. Grade rejecting our request for a meeting and explaining that the hiring of an outside financial advisor to help evaluate alternatives to enhance shareholder value "addresses the issues discussed" in our letter of April 6, 1999. We wholeheartedly disagree. We believe that now more than ever the non-management directors could benefit from the perspective brought by one of the Company's largest shareholders.

     The Company's poor performance record we believe calls for immediate and direct action by shareholders. We encourage you to send the Company's management a strong signal that it is time for the Company to assess the full breadth of its strategic options and to do so in a way that builds confidence and support among Harnischfeger shareholders. Supporting the proposals described above is an important step in this process. Please do so by signing and returning the enclosed WHITE card before May 28, 1999. For assistance or further information, call D.F. King & Co., Inc., which is assisting us in this matter, toll free at 1-800-758-5378.

                                   Sincerely,

                                   /s/ Thomas M. Taylor

                                   Thomas M. Taylor